EXHIBIT 23.1

CONSENT OF INDEPENDENT AUDITORS

We consent to the incorporation by reference in Registration Statement Nos. 333-140048, 333-140049 and 333-141982 on Form S-3 and Registration Statement Nos. 333-139661 and 333-149106 on Form S-8 of Spectra Energy Corp of our report dated March 7, 2008 (March 20, 2008 as to the offering described in Note 19), relating to the consolidated financial statements and financial statement schedule of DCP Midstream, LLC and subsidiaries as of December 31, 2007 and 2006, and for each of the three years in the period ended December 31, 2007, appearing in Amendment No. 1 to this Annual Report on Form 10-K of Spectra Energy Corp for the year ended December 31, 2007.

/s/ Deloitte & Touche LLP

Denver, Colorado

March 20, 2008